UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2014 (September 23, 2014)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299

(Registrant’s Telephone Number, Including Area Code)

              N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 23, 2014, International Textile Group, Inc. (“the Company”) completed the sale (the “Disposition”) of certain assets related to its narrow fabrics segment, including accounts receivable, inventories, prepaid expenses, property, plant and equipment and other miscellaneous assets of Narricot Industries LLC (the “Narricot Business”), to certain subsidiaries of Asheboro Elastics Corp. (collectively “AEC”) pursuant to an asset purchase agreement, dated as of September 23, 2014, by and between Narricot, the Company and AEC. In connection with the Disposition, AEC assumed certain trade accounts payable and accrued liabilities of Narricot. The sale price under the agreement consisted of $4.2 million in cash and a three-year, 6.5% promissory note of $3.2 million (the “Promissory Note”).

The Promissory Note provides that only interest is payable for the six months beginning October 2014, and thereafter principal and interest are payable in equal monthly installments through September 2017. Amounts due under the Promissory Note are secured by a first lien on all of the property, plant and equipment of Narricot sold in the Disposition. The sale price is subject to a working capital adjustment; the Company does not expect that any such adjustment will be significant.

Because the sale of the assets and liabilities of the Narricot Business comprised the entire business operations of Narricot, and the Company has no significant continuing cash flows from, or continuing involvement with, such operations, the results of operations of Narricot will be presented as discontinued operations in the Company’s consolidated statements of operations for all periods presented in future filings with the United States Securities and Exchange Commission. Prior years’ results of operations will be recast to conform to the current presentation. The Company preliminarily expects that it will record a net loss on the Disposition in the amount of approximately $0.6 million in the three and nine months ending September 30, 2014, which will be included in discontinued operations.

Item 8.01 Other Events.

The following unaudited pro forma condensed consolidated financial information is designed to show how the Disposition might have affected certain of the Company’s historical consolidated results of operations if such Disposition had occurred on January 1, 2013 (amounts in thousands). In accordance with accounting principles generally accepted in the United States of America, the Company allocates parent company interest to discontinued operations based on parent company debt that is required to be repaid from proceeds of the transaction giving rise to the disposition, and such allocated interest, based on the preliminary sale price, is reflected in the pro forma information presented below. Such pro forma results exclude the estimated non-recurring loss of $0.6 million related to the sale of the Narricot Business. The unaudited pro forma condensed consolidated financial information presented below has been prepared by the management of the Company for illustrative purposes only and is not indicative of the results of operations that may be presented in future filings with the United States Securities and Exchange Commission, and is not necessarily indicative of the results that actually would have been realized had the Disposition been completed at the beginning of the specified period or at any other time, nor those to be expected at any time in the future.

	Six Months Ended
	June 30,
	2014	2013
Net sales:
As reported	$312,047	$309,506
Pro forma	$300,680	$297,186

Loss from continuing opeations:
As reported	$(15,294)	$(8,784)
Pro forma	$(9,502)	$(5,041)

Net loss:
As reported	$(15,375)	$(12,544)
Pro forma	$(9,583)	$(8,801)

Net loss attributable to common stock:
As reported	$(33,336)	$(29,179)
Pro forma	$(27,544)	$(25,436)

Net loss per common share, basic and diluted:
As reported	$(1.90)	$(1.67)
Pro forma	$(1.58)	$(1.46)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gail A. Kuczkowski
Name: Gail A. Kuczkowski
Title: Executive Vice President and Chief Financial Officer

Date: September 26, 2014